Exhibit 10.2

AMENDED AND RESTATED SALES REPRESENTATIVE AGREEMENT

THIS AMENDED AND RESTATED SALES REPRESENTATIVE AGREEMENT (“Agreement”) is entered into on October 11, 2006 between VENDINGDATA CORPORATION, a Nevada corporation of 6830 Spencer Street, Las Vegas, Nevada (“Principal”), and ELIXIR GROUP LIMITED, a Hong Kong company of 38/F., the Centrium, 60 Wyndham Street, Central, Hong Kong (“Elixir”).

RECITALS

A. Principal and Elixir have previously entered into that certain Sales Representative Agreement dated as of January 5, 2006 (the “Original Agreement”).

B. The parties now wish to amend and restate the Original Agreement in its entirety pursuant to this Agreement effective as of the date of this Agreement.

AGREEMENT

The parties hereto agree as follows:

Definitions
In this Agreement the following terms shall have the meanings set forth below unless the context clearly indicates the contrary:

“Asia”
means all Cambodia, China, Goa, Guam, India, Japan, Kazakhstan, Korea, Laos, Macau, Malaysia, Myanmar, Mongolia, Nepal, Philippines, Saipan, Singapore, Russia, Sri Lanka, Tinian Islands, Taiwan, Thailand, Vietnam, provided that each of the forgoing are legal gaming jurisdictions at such time, any cruise ship based in any of these jurisdictions and all other gaming jurisdictions in Asia that subsequently become legal

“Asia Representative Agreement”	means the Asia representative agreement entered into between inter alia, Elixir and Shuffle Master dated 11 April 2006.

“Elixir Price”	*** ;

“Elixir (Macau)”	means Elixir Group (Macau) Limited, a company incorporated under the laws of Macau and the wholly-owned subsidiary of Elixir.

“Designated Members”
means : any casino (and includes where applicable the owner or operator (or their respective agents) of any such venue) in Macau that operates under the concession granted by the Macau government to SJM or any sub-concession granted by SJM; and any other casino if SJM, STDM, Melco or the Melco-PBL JV have a direct or indirect legal or beneficial interest of at least 19.9% of the equity interest in the entity that owns, manage or operates that casino.

*** Confidential Treatment Requested

“Exclusive Territory”	means Asia and any Designated Member no matter where located (subject however to clause 1.1 below).

“Group”
means, in relation to any party, any subsidiary, associated company or holding company of the relevant party or any subsidiary or associated company of such holding company from time to time and “associated company” shall mean a company in which the relevant party and/ or its holding company has an interest (whether directly or indirectly and whether aggregate or otherwise) of not less than 20%

“Hong Kong”	means Hong Kong Special Administrative Region of the People’s Republic of China

“Intellectual Property Rights”
means patents, trade marks, service marks, design rights (whether registrable or otherwise), applications for any of the foregoing, copyright, know-how, trade or business names and other similar rights or obligations whether registrable or not in any part of the world.

“Melco”	means Melco International Development Limited

“Melco PBL JV”	means the joint venture established between Melco and Publishing and Broadcasting Limited for pursuance of gaming, hospitality and entertainment businesses in Asia

“Macau”	means Macau Special Administrative Region of the People’s Republic of China

“Product(s)” or “Service(s)”	respectively has the meaning as ascribed thereto in Clause 1.1 and
or “Products & Services”	Schedule 1 hereto

“Representative”	means Elixir and its subsidiaries from time to time, which include, but without limitation to, Elixir (Macau)

“Retail Prices”	means the sales prices of the Products & Services determined by the Representative for selling or providing the same to the clients in the Territory in accordance with Clause 3.4(d) below .

*** Confidential Treatment Requested

“Sales Target”
means the total target sales of the Principal’s chips in the Exclusive Territory in terms of the Retail Prices of the Principal’s chips to be achieved by the Representative during the Initial Term as more particularly set out in Schedule 2 hereto.

“SJM”	means Sociedade de Jogos de Macau, S.A.

“STDM”	means Sociedade de Turismo e Diversoes de Macau, S.A.

“Term”	means the term of this Agreement which is more specifically defined in Clause 2.1 below and “Initial Term” has the meaning as ascribed thereto in Clause 2.1

“Wholesale Prices”
means, for the purposes of this Agreement, the ex-factory cost price(s) of the Products & Services representing the labour and material costs and the allocation of factory overhead costs and the administrative overhead costs that the Principal has actually incurred or accrued in accordance with generally accepted accounting principles, consistently applied, in manufacturing the Products and/ or providing the Services on an open book basis. The Wholesale Prices of the Products & Services as at the date hereof are set out in Schedule 1 hereto

1.	Appointment of Exclusive Representative

1.1
Subject to the terms and conditions of this Agreement, the Principal hereby appoints the Representative and the Representative hereby accepts such appointment, as its sole and exclusive agent for promoting, selling or distributing its products and/ or services as more particularly mentioned in Schedule 1 hereto (individually “Product(s)” or “Service(s)” and collectively referred to as “Products & Services”) to clients or potential clients in the Exclusive Territory. If the Representative fails to achieve during two consecutive 12 month periods from the date hereof a pro rata portion of the Sales Target, then Principal shall have the right by 60 days prior written notice to Elixir to terminate the exclusive distribution rights of Representative in Asia and convert Representative’s distribution rights hereunder to a non-exclusive distribution right in Asia and an exclusive distribution right to Designated Member only and in such case, the term “Exclusive Territory” used hereunder shall refer to Designated Member only. The parties agree that if necessary, they will re-negotiate and agree in good faith about the respective rights and obligations of the parties under clauses 1.2, 1.3 and 1.4 for the purposes of giving effect to the non-exclusive distributorship rights of the Representative in Asia should such conversion occur. For illustration and the avoidance of doubt, a pro ratable portion of the Sales Target in the vent of a five year Initial Term shall be US$4 million per 12 month period. In case the Representative’s distributorship rights in Asia has been converted into a non-exclusive rights due to its failure to achieve the pro rata portion of the Sales Target for any two consecutive 12 month periods but the Representative has successfully achieved the overall Sales Target for the Initial Term, this Agreement shall be renewed pursuant to clause 2.1 with the Representative being granted with the exclusive distributorship rights in Asia and to the Designated Member again for the renewal period. Notwithstanding anything to the contrary contained herein, save and except for the rights of the Principal to convert the Representative’s distributorship rights in Asia from an exclusive basis to an non-exclusive basis, any non-achievement of the pro-rata portion of Sales Target during any two consecutive 12 month periods by the Representative per se will not entitle the Principal to claim for any compensation or damages hereunder.

*** Confidential Treatment Requested

1.2
During the Term of this Agreement, and subject to any change of the meaning of the term “Exclusive Territory” as mentioned in clause 1.1, the Principal undertakes that it will not, and will ensure that any member of the Principal’s Group, will not :

(a)
appoint any other third party as reseller, distributor or agent (whether on an exclusive basis or not) of similar rights or functions as conferred on the Representative hereunder in respect of the Products & Services in the Exclusive Territory; or

(b)
either solely or jointly with or on behalf of any other person directly or indirectly promote, sell or distribute the Products & Services in the Exclusive Territory or procure, solicit or accept any purchase order for the Products & Services from any persons in the Exclusive Territory except upon mutual agreement of the parties on a case by case basis; or

(c)
accept any purchase order for the Products & Services from any persons in wherever countries, regions or territories who, to the reasonable belief and / or knowledge of the Principal and/ or the relevant member of its Group, at the time of placing such order has intention to resell, lease, license or otherwise part with the possession of the relevant Products & Services to other persons in the Exclusive Territory; or

(d)	directly or indirectly sell, provide or offer for sale or provide the Products & Services to any persons in the Exclusive Territory or meant for an end user within the Exclusive Territory,

except through the Representative.

1.3
For the avoidance of doubt, during the Term of this Agreement, and subject to any change of the meaning of the term “Exclusive Territory” as mentioned in clause 1.1, the Principal shall refer all clients or potential clients of the Products & Services in the Exclusive Territory that come to its attention or the attention of any member of its Group to the Representative for handling.

*** Confidential Treatment Requested

1.4
During the Term of this Agreement, and subject to any change of the meaning of the term “Exclusive Territory” as mentioned in clause 1.1, the Representative undertakes that it will not, and will ensure that any member of the Representative’s Group, will not :

(a)
appoint any other third party as reseller, distributor or agent (whether on an exclusive basis or not) of similar rights or functions as conferred on the Principal hereunder in respect of the Products & Services outside the Exclusive Territory; or

(b)
either solely or jointly with or on behalf of any other person directly or indirectly promote, sell or distribute the Products & Services outside the Exclusive Territory or procure, solicit or accept any purchase order for the Products & Services from any persons outside the Exclusive Territory except upon mutual agreement of the parties on a case by case basis; or

(c)
accept any purchase order for the Products & Services from any persons in the Exclusive Territory who, to the reasonable belief and/or knowledge of the Representative and/ or the relevant member of its Group, at the time of placing such order has intention to resell, lease, license or otherwise part with the possession of the relevant Products & Services to other persons outside the Exclusive Territory; or

(d)	directly or indirectly sell, provide or offer for sale or provide the Products & Services to any persons outside the Exclusive Territory or meant for an end user outside the Exclusive Territory,

except through the Principal.

1.5
For the avoidance of doubt, during the Term of this Agreement, the Representative shall refer all clients or potential clients of the Products & Services outside the Exclusive Territory that come to its attention or the attention of any member of its Group to the Principal for handling.

1.6
The Representative hereby agrees with the Principal that during the Term hereof, the Representative and any member of Representative’s Group, shall not promote, sell or distribute any products or services that are competitive with the Products and Services from any supplier, distributor or manufacturer in the Exclusive Territory except from the Principal. For the sake of clarity, the Principal shall be the exclusive supplier of Products and Services, (or any other equipment similar to or competitive with the Products and Services,) to Representative or any member of Representative’s Group for promotion, sale or distribution in the Exclusive Territory.

2.	Term of Agreement

2.1
Unless otherwise terminated pursuant to the terms hereof, this Agreement shall continue and remain in force for an initial period of five years (subject to Clause 2.2 below) (“Initial Term”) from the date hereof and thereafter, subject to the Representative having achieved the relevant Sales Target during the Initial Term, shall be automatically renewed on the same terms and conditions for a further period of fifteen years. Subject to any earlier termination hereof, the Initial Term period together with any subsequent renewal thereof shall collectively be referred to as the “Term”.

*** Confidential Treatment Requested

2.2
In the event of any material breach or continuing material breach (where the breach is capable of remedy and the Principal has received written notice of the breach, but the Principal has failed to remedy the same within thirty days of written notice) of any terms, undertakings or warranties of this Agreement by the Principal at any time during the Initial Term (the “Questionable Period”), the Representative may, without prejudice to its other rights and remedies under this Agreement, by written notice to the Principal requiring the Initial Term of this Agreement to be extended by a further twelve months and for the purposes of determining whether or not the Representative has met the Sales Target, the Initial Term shall be deemed as six years from the date hereof and the Sales Target will remain unchanged notwithstanding the said adjustment to the Initial Term.

2.3
If the overall Sales Target for the Initial Term is not met, then unless otherwise agreed by the Principal, this Agreement shall terminate upon the expiration of the Initial Term. Save for the rights on the part of the Principal to refuse an extension of this Agreement beyond the Initial Term, any non-achievement of the Sales Target by the Representative per se will not entitle the Principal to claim for any compensation or damages hereunder.

3.	Obligations of the Parties

3.1	The Representative shall be responsible for using its commercially reasonable endeavours to:

(a)
promote and market (with the assistance of such materials and/ or support provided by the Principal as mentioned in Clause 3.2 below) the Products & Services in the Exclusive Territory in the same manner as it deals with the sale of its own product range;

(b)	sell, distribute and solicit purchase order for the Products & Services to and for clients in the Exclusive Territory;

(c)
at such time as the Representative deems appropriate, provide maintenance and support services of the Products (including but not limited to telephone support and on-site checking) in the Exclusive Territory; and

(d)	collect the relevant prices and charges of the Products & Services from clients in the Exclusive Territory.

3.2	The Principal shall be responsible for:

(a)
providing all reasonable assistance to the Representative in connection with its performance of the obligations stated in Clause 3.1 above in a professional manner and in a timely fashion and which includes but not limited to :

*** Confidential Treatment Requested

(i)
the provision of reasonably adequate training to employees of the Representative so as to enable them to understand the functionalities and/ or components of the Products & Services and the correct operation and/ or maintenance of the same;

(ii)	preparation and provision of relevant marketing materials provided that the Representative shall have absolute discretion to determine whether to adopt the same or not; and

(iii)	arrangement and presentation of relevant demonstration of the Products & Services to clients or potential clients identified by the Representative in the Exclusive Territory.

3.3	Unless otherwise agreed by the parties in writing, the parties acknowledge and agree that :

(a)	each party shall bear its own costs and expenses and provide all staff or labour for performing its obligations in Clauses 3.1 and 3.2 above;
(b)
the respective representatives of the parties shall meet at regular intervals (whether in person or by telephone conference) to discuss the market conditions and requirements for the Products & Services in the Exclusive Territory and if necessary, to review and adjust the Wholesale Prices and/ or the indicative price range of the Retail Prices as suggested by the Principal from time to time or on a case by case basis, with a view to facilitating the sales and promotion of the Products & Services in the Exclusive Territory;

(c)
neither party shall make any public announcement on purchase order secured by the Representative or on details of work covered by such purchase order without the other’s prior written approval (such approval not to be unreasonably withheld), except as required by law provided that in such case, the party which is subject to such legal requirement shall forthwith inform the other party in writing of the contents and timing of the required disclosure; and

(d)	each party shall promptly inform the other if it comes to its attention that the Products & Services may have infringed the Intellectual Property Rights of a third party.

3.4	In addition to the above, the Principal agrees and/ or confirms that :

(a)
during the Term of this Agreement, and subject to any change of the meaning of the term “Exclusive Territory” as mentioned in clause 1.1, it will include as a condition of sales in the relevant sales and purchase documentation restricting any of its clients in any other part of the world who purchase the Products after the date of this Agreement from reselling the same as second-hand products to any persons in the Exclusive Territory within a period of at least 18 months from the date of delivery of the relevant Products;

(b)
during the Term of this Agreement, it will shall keep the Representative informed of any changes to Products & Services and shall include the same as the Products & Services covered by this Agreement and also it shall keep the Representative informed of any change to the Wholesale Prices provided that in case of any material changes to the specifications of the existing Products & Services, any cessation of production or support of any existing Products & Services or any increment to the Wholesale Prices (provided that any such increment shall be reasonable in the light of the then prevailing market conditions and shall apply globally to any other distributors or agents of the Principal or its Group in other part of the world), the Principal shall give at least 60 days prior written notice to the Representative informing the same. For the avoidance of doubt, subject to the compliance of this sub-clause, the Principal hereby reserves the right to make any change to the specifications of any Products & Services or Wholesale Prices at any time and to discontinue the manufacture or support of any Products & Services at any time without incurring any obligation to the Representative;

*** Confidential Treatment Requested

(c)
the Wholesale Prices that apply to the Representative shall not be, to a material extent, less favourable than the selling prices or charges for the same Products & Services quoted by the Principal or its Group to any of their respective distributors or agents in other part of the world; and

(d)
notwithstanding anything to the contrary contained herein, the Representative shall have the rights to determine the Retail Price at its sole discretion provided that such Retail Prices must not be less than the lowest recommended Retail Price within an indicative Retail Price range as may be suggested by the Principal from time to time or on a case by case basis. When determining the relevant indicative Retail Price range, the Principal agree to make prior consultation with the Representative and take into account of factors related to the relevant order including but not limited to the quantity ordered by the client of the Representative, the retail prices offered by the Principal or its other distributor to their respective clients outside the Exclusive Territory for comparable quantity ordered, and shall allow room for the Representative to grant reasonable discount (whether by way of reduction in per unit price, rebate, free unit or otherwise) for bulk purchase by its clients in the Exclusive Territory.

4.	Warranties of the Parties

4.1	The Principal hereby represents and warrants to the Representative that :

(a)
it possesses the requisite authority to enter into and perform its obligations under this Agreement, in particular but not limited to, it has the full, free and unrestricted rights to appoint the Representative as its sole and exclusive agent in the Exclusive Territory and that all the rights granted to Representative hereunder will not infringe any rights, claims or authorisations of any third party;

(b)
the Products & Services and the promotion, sale and distribution of the same to clients or potential clients in the Exclusive Territory by the Representative under the terms of this Agreement will not infringe any Intellectual Property Rights or other proprietary rights of any third party;

(c)
as at the date hereof, the Principal or any of the member of its Group is not a party to any legal action or proceedings concerning the Intellectual Property Rights of the Principal (or the relevant Group member(s)) in the Products & Services or any part thereof and to the best knowledge of the Principal, no claim has been made nor is there any such threatened action or proceedings; and

*** Confidential Treatment Requested

(d)
save for the appointment of the Representative hereunder, it or any of its Group member has not appointed any distributor or agent, whether in the Exclusive Territory or elsewhere, to promote, sell or distribute the Products & Services to any persons in the Exclusive Territory.

4.2
The Representative hereby represents, warrants and covenants to the Principal that it possesses the requisite authority to enter into and perform its obligations under this Agreement, on its own behalf and on behalf of each member of Representative’s Group, and in particular but not limited to the covenant and representation that it has the full, free and unrestricted rights to act as the sole and exclusive agent in the Exclusive Territory for promoting, selling or distributing the Products and Services, and that all the rights, if any, granted to Principal hereunder will not infringe any rights, claims or authorisations of any third party.

4.3
The Principal shall indemnify, defend and save harmless the Representative, its Group and the directors, officers, employees, representatives and agents (either of the Representative or of any member of its Group) from and against all claims, lawsuits, losses and expenses arising out of or resulting from any breach or inaccuracy of the representations or warranties set out in Clause 4.1 above.

4.4
The Representative shall indemnify, defend and save harmless the Principal, its Group and the directors, officers, employees, representatives and agents (either of the Principal or of any member of its Group) from and against all claims, lawsuits, losses and expenses arising out of or resulting from any breach or inaccuracy of the representations or warranties set out in Clause 4.2 above.

5.	Orders and deliveries

5.1	Unless otherwise agreed in writing by the parties hereto :

(a)
all orders for the Products & Services by the Representative shall be in writing using the format prescribed by the Principal (the “Order Form(s)”) and shall be communicated to the Principal by facsimile or email;

(b)
the Order Forms shall contain details of the descriptions and quantities of the Products, scope of works of the Services, time line required for delivery which will incorporate allowance for published production lead times for each product, the designated port of delivery in the Exclusive Territory and the Wholesale Prices for the same;

(c)
acceptance of the Representative orders for the Products & Services will be by way of a written acknowledgement via facsimile or email from the Principal to the Representative confirming the Order Forms;

*** Confidential Treatment Requested

(d)
in case any part of the Order Form (including but not limited to the required delivery time) cannot be accepted by the Principal, the Principal shall forthwith inform the Representative of the same and its proposal with regard to the particular issue and in such case, the original Order Form shall lapse and have no effect and the Representative shall be required either (i) to issue a fresh Order Form with amended terms; or (ii) to amend the original Order Form with the relevant personnel(s) of the Representative initialled thereon and re-send the same to the Principal by facsimile or email;

(e)
the terms and conditions of each Order Form issued by the Representative and the terms of payment shall form part of this Agreement and the terms of this Agreement shall prevail in the event of any discrepancies which may arise between this Agreement and the relevant Order Forms or letter of credit as the case may be;

(f)	subject to sub-clause (g) and Clause 14.8 below, time shall be of the essence in respect of the required delivery time set out in the accepted Order Form; and
(g)
Unless otherwise agreed by the parties in writing, all Products shall be deemed delivered to the Representative upon the same being delivered on board the vessels or aircrafts at the shipping port or flight terminal of the manufacturing place of the Products and the title and risk of the Products shall also pass to the Representative upon the time of such deemed delivery.

5.2
Upon acceptance of the Order Form by the Principal pursuant to Clause 5.1(c) above, that Order Form shall become binding and shall not be subject to cancellation or change by the Representative, either in whole or in part unless the request for cancellation or change is made by written notice of not less than 14 days after submission of the Order Form to the Principal. The Principal shall deliver the Products to the relevant shipping port or flight terminal on or before the delivery date set out in the Order Form. The Wholesale Prices for Products shall be quoted F.O.B. the shipping port or flight terminal of the manufacturing place of the Products.

5.3	The Principal agrees to use its best endeavours to accept all purchase orders issued by the Representative from time to time.

5.4
Following delivery (or deemed delivery) of Products in respect of the first and second Order Forms, the Principal shall, at its costs, make a senior factory technician available to the Representative for a period of up to five (5) days each time to install the Products at the relevant client’s premises, and to teach the Representative’s technical personnel about the mode of installation of the Product(s) and to conduct a general Product familiarisation programme for such technical personnel nominated by the Representative.

6.	Payment Terms

6.1
All payments owed to Principal by Representative hereunder will be settled by way of an Irrevocable Letter of Credit in favour of the Principal drawn on a bank reasonably acceptable to the Principal or by wire transfer directly to the Principal’s account, unless otherwise agreed by the parties hereto in writing.

*** Confidential Treatment Requested

6.2
The Representative shall pay the Wholesale Price plus all shipping, handling and insurance costs, as applicable, to the Principal in the manner prescribed by Clause 6.1 prior to shipment of the Product.

6.3
On the tenth day of each month (“Statement Date”), Representative shall send to Principal, via email to an email address designated by Principal, a truthful and accurate written statement (“Statement”) of Representative’s sales for the previous monthly period, listing the names and addresses of each of Representative’s customers (end-users), the amount of each sale, and the total amount to be charged to customer for the Products and Services (if different from the sale price).

6.4
Within 10 days from the Statement Date, the Representative shall pay to the Principal the Elixir Price for each of Representative’s sales for the previous monthly period, minus the Wholesale Price for such Products and Services if the Wholesale Price has already been paid.

6.5	As to any Statements and payments to be made pursuant to this Agreement, time is of the essence.

7.	Intellectual Property Rights

7.1
Subject to Clause 7.2 below, the Representative acknowledges that any and all of the Intellectual Property Rights used or embodied in or in a connection with the Products & Services or any other software, programs or materials independently developed by the Principal and provided to the Representative or its clients during the Term is and shall remain the property of the Principal and/ or its Group unless otherwise indicated in writing by the Principal.

7.2	The parties agree that during their respective performances of any obligations herein, all of the Intellectual Property Rights used or embodied in any software, programs or materials :

(a)
developed by the Principal and/ or the Representative and such software, programs or materials form an integral part or components of the Products & Services, shall belong to and remain the absolute property of the Principal; and

(b)
developed solely by the Representative and such software, programs or materials can be used or operated independently from the Products and/ or Services or any part of any of them, shall belong to and remain the absolute property of the Representative;

provided that :

(i)
in case the owner of the relevant Intellectual Property Rights is the Principal, the Principal shall grant a non-transferable license at no cost to the Representative for a term lasting until the termination of this Agreement to use the relevant newly developed software, programs or materials as such use is to facilitate the promotion, selling and distribution of the Products & Services by the Representative in the Exclusive Territory;

*** Confidential Treatment Requested

(ii)
in case the owner of the relevant Intellectual Property Rights is the Representative, the Representative shall grant : (aa) a non-transferable license at no cost to the Principal for a term lasting until the termination of this Agreement to use the relevant newly developed software, programs or materials as such use is to facilitate the promotion, selling and distribution of the Products & Services by the Representative in the Exclusive Territory; and (bb) a non-transferrable license at such license fee to be agreed between the parties, to the Principal for a term lasting until the termination of this Agreement to use the relevant newly developed software, programs or materials as such use is to facilitate the promotion, selling and distribution of the Products & Services by the Principal or its other distributors in any place outside the Exclusive Territory; and

(iii)
after termination of this Agreement, if the Principal so requires, the Representative shall on terms which are not more onerous than the terms of the original license mentioned in section (bb) of sub-clause (ii) above, grant an extension of such license to the Principal for such duration to be agreed.

7.3
Both parties agree to execute such further documents and to do all such acts as shall be reasonably required under the relevant circumstances to effectively carry out the terms set out in Clause 7.2 above in any relevant jurisdiction.

7.4	During the Term of this Agreement, the Representative shall have the rights to use the Principal’s trademarks in promoting the sales of Products & Services in the Exclusive Territory.

7.5	The Representative agrees to comply with the instructions issued by the Principal relating to the form and manner in which the Principal’s trade name and trademarks are used.

7.6	The Representative agrees to discontinue upon notice from Principal any practice or use of the trademarks that might adversely affect the rights or interest of the Principal in its trademarks.

8.	Products warranty

8.1
All Products supplied by the Principal shall carry return to factory warranty against faulty parts manufacture and workmanship. Such warranty period shall commence upon shipment and last for ten years. The said warranty will not apply to consumables, fair wear and tear or wilful damage.

8.2
THE PARTIES ACKNOWLEDGE THAT THE PRINCIPAL MAKES NO WARRANTIES OR REPRESENTATIONS, INCLUDING BUT WITHOUT LIMITATION TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AS TO THE PRODUCTS SOLD TO THE REPRESENTATIVE EXCEPT FOR THE PRODUCTS WARRANTY STATED IN OR AS MAY BE SET FORTH IN OTHER CONSUMER WARRANTY PROVIDED BY THE PRINCIPAL IN SEPARATE WRITING, IF ANY, ACCOMPANYING DELIVERY OF THE PRODUCTS.

*** Confidential Treatment Requested

8.3
THE LIABILITY OF THE PRINCIPAL, IF ANY, FOR DAMAGES RELATING TO ANY ALLEGEDLY DEFECTIVE PRODUCTS OR ANY BREACH OF WARRANTY OR CONDITION IN RELATION TO THE PRODUCTS WILL BE LIMITED TO, AT THE REPRESENTATIVE’S DISCRETION, REPLACEMENT OF THE PRODUCTS OR REFUND OF THE ACTUAL PRICE PAID FOR SUCH PRODUCTS.

9.	Termination

9.1	Either party shall be entitled to terminate this Agreement by serving immediate written notice to the other if:-

(a)
the other party is in material breach of any terms of this Agreement and, where the breach is capable of remedy, the other party has failed to remedy the breach within 30 days of the date of a written notice from the non-defaulting party specifying the breach and requiring its remedy; or

(b)
the other party goes into liquidation (except for the purpose of a bona fide reconstruction or amalgamation) or bankruptcy or it shall become insolvent or enter into any composition or scheme of arrangement with its creditors; or.

(c)	pursuant to Clause 16.4 below.

9.2	In addition to Clause 9.1,the Representative shall be entitled to terminate this Agreement without cause by giving 30 days advance notice in writing to the Principal.

9.3
Each party acknowledges that the breach of certain provisions of this Agreement may cause irreparable harm to the other for which monetary damages may be difficult to ascertain or an inadequate remedy. Each party therefore agrees that the other will have the right, in addition to its other rights and remedies, to seek and obtain an order for specific performance or injunctive relief.

10.	Obligations and rights following termination

10.1	Upon termination of this Agreement for any reason or expiration of the Term:

(a)	each party shall return all Confidential Information (as defined in Clause 11 below) which belong to the other party; and
(b)	the Representative shall cease promoting, selling and distributing the Products & Services and shall cease using the Principal’s trade name and trademarks.

10.2
Any termination or expiration of this Agreement shall be without prejudice to any rights or liabilities of either party to the other party accrued at the date of termination or expiration or in respect of any breach of the other party of any conditions herein contained or any amount owing, due or payable under this Agreement.

*** Confidential Treatment Requested

10.3
Any terms or conditions of this Agreement which are capable of having effect after the termination or expiration of this Agreement shall remain in full force and effect following the termination or expiration of this Agreement.

10.4
Within 14 days after any termination or expiration of this Agreement, the Representative shall by written notice inform the Principal of its stock of the Products on hand at the time of such termination or expiration and the Principal agrees to repurchase the same at the original Wholesale Prices thereof from the Representative and pay the Representative for the same within one month from the date of such notice. All transportation and insurance costs for such repurchase shall be borne by the Principal unless the termination is due to a breach of this Agreement by the Representative and the relevant Products shall be deemed delivered by the Representative to the Principal at the relevant shipping port or flight terminal in the Exclusive Territory as notified by the Representative.

11.	Confidentiality

11.1
Each of the Principal and the Representative hereby agrees and undertakes to the other party that during the subsistence of this Agreement and for a period of two (2) years thereafter, it will keep confidential and will not use for its own purposes or without the prior written consent of the other party disclose to any third party any and all information concerning the terms of this Agreement or the business, affairs or trade secrets of the other party or its Group members which is confidential and proprietary to that disclosing party (collectively “Confidential Information”) and which may become known as a result of the performance of this Agreement. This Clause shall not however apply to :

(a)	disclosures required by law, statutory bodies or regulatory authorities; or
(b)	disclosures to employees, agents or contractors who have a need to know and only to the extent necessary for each of them to perform his duties;
(c)	disclosure or use of any information which is in or enters the public domain other than by breach of this Agreement;
(d)	disclosure or use of any information which is independently developed by the relevant party as evidenced by written records; or
(e)	disclosure or use of any information which is received in good faith by one party from a third party not subject to a duty of confidentiality.

11.2
Each party undertakes to the other to take all reasonable steps as shall from time to time be necessary to ensure compliance with the provisions of this Clause by its (and/ or its Group members’) employees, agents and sub-contractors.

11.3	For the avoidance of doubt :

*** Confidential Treatment Requested

(a)
The parties agree that the contact details of any client or any potential client that has been procured, solicited or contacted by Representative and which details or information have/has come to the possession of the Principal and/ or the Representative during the Term shall not be regarded as part of the Confidential Information and the relevant party who possess the same shall be free to use such details or information for pursing its own business after the termination or expiration of this Agreement subject always to the compliance with the obligations in this Clause 11 in respect of the Confidential Information of the other party and in Clause 13 below in respect of Non-Competition.

(b)
The Representative acknowledges that for regulatory purposes the Principal is required to maintain information concerning the original end user of the Products sold by the Representative and the Representative agrees to cooperate with Principal in supplying this information provided that the extent of such information as required by the Principal must not exceed the relevant regulatory requirement and if so required by the Representative, the Principal shall provide reasonable supporting documents of such regulatory requirement.

11.4
Neither party shall make any public announcement on the execution, existence or terms of this Agreement without the other’s prior written approval (such approval not to be unreasonably withheld), except as required by law provided that in such case, the party which is subject to such legal requirement shall forthwith inform the other party in writing of the contents and timing of the required disclosure.

12.	Non-Solicitation

Except with the express written consent by the other party, each party covenants with the other that it will not and ensure none of the members of its Group will, during the Term of this Agreement and for a period of two years thereafter, on its own behalf or on behalf of any person, firm or company, directly or indirectly endeavour to entice away from the other party and/or employ any person who is or was the other party’s employee or who has at any time during the two-year period immediately preceding the termination or expiration of this Agreement been employed or engaged by the other party.

13.	Non-Competition

The Principal covenants with the Representative that it will not and will ensure that none of the members of its Group will, within the Exclusive Territory, and during the Term of this Agreement , either alone or jointly with or as manager, agent, consultant or employee of any person, firm or company, directly or indirectly, carry on or be engaged in any activity or business for or in connection with the promotion, sales, distribution or provision of the Products & Services or restrict the rights of the Representative from doing business at the same time.

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14.	Miscellaneous

14.1
Any written notice required to be given hereunder or request, demand or other communication under this Agreement or in connection herewith may be given by facsimile or email, by personal delivery or by sending the same by pre-paid post to the office address stated above or other address notified to the other. For the purpose of this Agreement, the facsimile number and the email address of the respective parties are as follows :

The Principal	Mark R Newburg
Facsimile no.	: +1 702-617-4737
Email address	: mnewburg@vendingdata.com
.
The Representative	Gordon Yuen
Facsimile no.	: (853)755 165
Email address	: gordonyuen@elixir.com.hk

14.2
Any notice so given pursuant to Clause 14.1 above shall be deemed to have been served at the time the facsimile or email is recorded as sent, at the time of personal delivery or on the 5th day after the day on which it was posted.

14.3
This Agreement sets forth the entire understanding and agreement between the parties with respect to the subject matter herein, and supersedes and cancels any prior or otherwise oral or written, expressed or implied agreements, warranties or representations, if any, between the parties hereto. No party shall make any amendment or modification to the terms of this Agreement unless the same is in writing and signed by the other party.

14.4	Neither party may assign, sub-contract, or delegate all or any part of its rights or obligations pursuant to this Agreement without the prior written consent of the other.

14.5
All headings to clauses herein are inserted for convenience only and shall not affect the construction of this Engagement. Words importing the singular number shall include the plural and vice versa and a gender shall include all genders and the neuter.

14.6
If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

14.7	The Representative is an independent contractor of the Principal. Nothing in this Agreement shall be construed as creating a partnership or joint venture relationship between the parties.

14.8
No party hereto will be liable for any failure or delay in performance hereunder other than to make payment of the amounts due as a result of any contingency beyond its reasonable control including but not limited to acts of God, fires, floods, wars, sabotage, lockouts, labour disputes or any other labour difficulties, any legislations, government rules or regulations, inability to obtain supplies, energy, raw materials, product, equipment or transportation and any other similar or different contingency. The party suffering the inability to perform will notify the other party of the existence of such delay within 7 days of the first day of such delay that comes to its knowledge and in such event the time for performance hereunder (except to make payment of amounts due) will be extended for a period equalling the total period of such delay.

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14.9
Any failure to either party to enforce at any time or for any period of time any of the provisions under this Agreement will not be construed as a waiver of such provisions or of the right of such party thereafter to enforce each and every provision under this Agreement.

15.	Governing Law

This Agreement shall be governed by the laws of the State of Nevada, USA, except for conflicts of law provisions. The parties submit to the exclusive jurisdiction of the courts of Nevada.

16.	Gaming Regulations

16.1
Regulated Industry. The parties acknowledge that gaming is a highly regulated industry throughout the world, and that both parties wish to comply with the gaming regulations of any legitimate jurisdiction.

16.2
Compliance Program. Each Party and its Group members are licensed by or otherwise may be subject to the authority of various casino and gaming regulatory agencies (“Regulators”). Each Party has adopted, if applicable, a regulatory compliance policy, and each Party agrees to provide the other Party with such documentation, information and assurances regarding itself, any principal employees, directors, officers, brokers, agents or others as may be reasonably necessary in order for each party to comply with the other party’s regulatory compliance policy and with the requests or requirements of any Regulator.

16.3
Due Diligence. Representative shall, upon request of Principal, complete Principal’s due diligence forms to Principal’s sole satisfaction certifying Representative’s compliance with relevant gaming laws and regulations and shall update such forms when reasonably requested to do so by Principal and at least annually (if so required by the applicable laws or regulations). Both prior to and after the execution of this Agreement, Principal shall have the right to perform due diligence on the Representative or any of its approved sub-distributor in respect of the Products & Services as required by any gaming regulators in those jurisdictions in which Principal is licensed. On an ongoing basis, Representative (and any of its approved sub-distributors in respect of the Products & Services) shall be obligated to reasonably cooperate with Principal related to such due diligence.

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16.4
Termination For Regulatory Reasons. This Clause 16 is a fundamental obligation of each party. This Agreement may be terminated by either party immediately (without a cure period) after the occurrence of the following events:

(a)	a finding by an appropriately empowered regulatory body, in the jurisdiction of the relevant transaction or any other jurisdiction, that a Party is not suitable to be engaged in gaming activities;

(b)	an order or recommendation by any Gaming Authority requiring or recommending termination of this Agreement; or

(c)
the reasonable belief of one party that the continuation of this Agreement may have a detrimental impact on the ability of that party or any of its Group members to be qualified for, or to hold or maintain, any gaming related licenses, permits or approvals issued or to be issued by an Gaming Authority, provided that the termination notice given by either party under this Clause 16.4 shall be accompanied by reasonable details in writing regarding any such finding, order or belief (as the case may be) and if the circumstances so allow and upon the request of the other party, the party which has relied on this provision in giving the termination notice shall, at the cost of the other party, assist the other party in contesting against the relevant finding or order or rebutting the relevant belief.

17.
Additional Products. Representative agrees to evaluate in good faith the opportunity to distribute those products of Principal which are not included in the Products and Services listed in this Agreement, and to use its reasonable endeavours to complete its due diligence investigation of those products within six months of the execution of this Agreement.

Signed on behalf of		Signed on behalf of
ELIXIR GROUP LIMITED		VENDINGDATA CORPORATION
By:	/s/ Leon Van Tak	By:	/s/ Mark R. Newburg
Name :	Leong Van Tak	Name:	Mark R Newburg

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Schedule 1
Descriptions of Products & Services

Subject to the applicable references of this Agreement, set out below are the Products & Services and the Wholesale Price thereof as at the date of this Agreement :

Products	Wholesale Price (per unit)
Principal’s chips, and plaques (including RFID enabled chips and plaques) and chip washers and any new products developed or sold by Principal that are not sold by Principal in direct competition with any product that the Representative distributes at the relevant time. The term “Products” shall never include (i) the Principal’s shuffler, deck checking or verification devices, (ii) any Competitive Products (as that term is defined in the Asia Representative Agreement) the sale of which by Elixir or an member of its Group would violate Section 5.7 of the Asia Representative Agreement, or (iii) any other products that Elixir or any members of its Group is prohibited from distributing in the Exclusive Territory by law or an contract entered into by Elixir or any member of its Group.

The Principal will provide the Representative the Wholesale price for each particular order base upon the specific customization requirements for that particular order taking into consideration factors affecting the cost including but not limited to size of the chip, number of colours, other option features, lead times and shipment methods. Such Wholesale price shall be provided immediately prior to the relevant order being placed

Services
customisation or modification of the Products	To be determined on a case by case basis
maintenance and support services for the Products	To be determined on a case by case basis

Schedule 2
Sales Target

Relevant period	Sales Target of Principal’s chips
Initial Term	US $20,000,000

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